EXHIBIT 99.1

MATTHEWS, N.C., Sept. 16, 2005 -- Portrait Corporation of America, Inc. ("PCA") and Barry Feld, announced jointly today that Mr. Feld intends to resign his positions as Chairman, CEO and President. Mr. Feld stated that he intends to retain his current titles and provide a smooth transition while the Company undertakes a search for his successor, a process which will commence promptly.

The Company also announced the formation of a Transition Committee to be chaired by John F. Klein, a Company director, and to include Mr. Feld and other senior officers. The Transition Committee, which will report to the Board of Directors, will be responsible for overseeing and implementing the activities of the Company on a day-to-day basis until a new CEO is installed.

John A. Sprague, a PCA director and Managing Partner of Jupiter Partners, majority shareholder of the Company, commented: "PCA and Barry Feld have enjoyed a constructive six-year relationship, during which time the Company's sales, studio locations and earnings have grown meaningfully, notwithstanding the challenges the Company currently faces. While we regret Barry's decision to depart, we appreciate his willingness to assist in an orderly transition, and we wish him success and happiness in his future endeavors."

Mr. Feld commented: "I am pleased at the accomplishments of this management team and am confident that the efforts to date toward achieving a turn-around in the Company's current operations will bear fruit. I intend to work with the Transition Committee to ensure that PCA does not miss a beat during this transition period."

About Portrait Corporation of America, Inc.
PCA is the largest operator of retail portrait studios in North America and one of the largest providers of professional portrait photography products and services in North America based on sales and number of customers. Operating under the trade name Wal-Mart Portrait Studios, PCA is the sole portrait photography provider for Wal-Mart Stores, Inc. As of July 31, 2005, PCA operated 2,472 permanent portrait studios in Wal-Mart discount stores and supercenters in the United States, Canada, Mexico, Germany and the United Kingdom and provided traveling services to approximately 1,000 additional Wal-Mart store locations in the United States. PCA also serves other retailers and sales channels with professional portrait photography services.

Forward-Looking Statements
Certain statements may constitute "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risk, uncertainties, and other factors, which may cause the actual results, performance, or achievement expressed or implied by such forward-looking statements to differ materially from the forward-looking statements. Although PCA believes the statements are reasonable, it can give no assurance that such expectations will prove correct. PCA cautions that any forward-looking statements contained herein are not a guarantee of future performance and that actual results may differ materially.

Contact:
Portrait Corporation of America, Inc.
Jean Veatch, Vice President (704) 588-4351 x2260

Web site: http://www.pcainternational.com/